Exhibit 99.2

Courier Corporation Declares Quarterly Dividend

NORTH CHELMSFORD, Mass.--(BUSINESS WIRE)--The Board of Directors of Courier Corporation (Nasdaq: CRRC), has declared a dividend of 20.0 cents per common share, payable August 29, 2008, to stockholders of record on August 8, 2008. The amount of the dividend is the same as declared in the previous quarter.

About Courier Corporation

Courier Corporation publishes, prints and sells books. Headquartered in North Chelmsford, MA, Courier has two lines of business: full-service book manufacturing and specialty publishing. For more information, visit www.courier.com.

CONTACT:
Courier Corporation
James F. Conway III, 978-251-6000
Chairman, President and Chief Executive Officer
or
Peter M. Folger, 978-251-6000
Senior Vice President and
Chief Financial Officer
www.courier.com